UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐     Preliminary Proxy Statement
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material under §240.14a-12
PLANETOUT INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PLANETOUT INC.
1355 SANSOME STREET
SAN FRANCISCO, CALIFORNIA 94111
(415) 834-6500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 11, 2008

To Our Stockholders:

Our Annual Meeting of Stockholders will be held on Wednesday, June 11, 2008 at 10:00 a.m. local time at our San Francisco offices, located at 1355 Sansome Street, San Francisco, California 94111. The purpose of our Annual Meeting is:

(1) To elect two (2) directors to hold office until our 2011 Annual Meeting;

(2) To ratify the selection by the Audit Committee of our Board of Directors of Stonefield Josephson, Inc. as our independent auditors for our fiscal year ending December 31, 2008; and

(3) To transact any other business that may properly be raised at the Annual Meeting or at any adjournment or postponement of the Annual Meeting.

We describe these items of business more fully in our Proxy Statement which we are sending to you along with this Notice.

Our Board of Directors has fixed the close of business on April 16, 2008 as the record date on which we determine the stockholders who are entitled to receive this Notice and to vote at our Annual Meeting and at any adjournment or postponement of our Annual Meeting.

By Order of the Board of Directors

/s/  TODD A. HUGE
TODD A. HUGE
Secretary

San Francisco, California
April 28, 2008

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOU DO NOT RETURN THE ENCLOSED PROXY, YOU MAY VOTE YOUR SHARES ON THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PLANETOUT INC.
1355 SANSOME STREET
SAN FRANCISCO, CALIFORNIA 94111
(415) 834-6500

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
JUNE 11, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

We are soliciting the enclosed proxy on behalf of our Board of Directors for use at our Annual Meeting of Stockholders, which we will hold on June 11, 2008, at 10:00 a.m. local time, or at any adjournment or postponement of our Annual Meeting. We have described the purposes of our Annual Meeting in both this proxy statement and in our Notice of Annual Meeting that we are sending to you along with this proxy. Our Annual Meeting will be held at our San Francisco offices, located at 1355 Sansome Street, San Francisco, California 94111. We intend to mail this proxy statement along with the proxy card on or about April 28, 2008 to all stockholders entitled to vote at our Annual Meeting.

Solicitation

We will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information we furnish to you. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians who hold in their names shares of our common stock which are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse persons who represent beneficial owners of our common stock for their costs of forwarding solicitation materials. We may supplement the original solicitation of proxies by mail by other methods such as telephone, electronic mail or personal solicitation by our directors, officers or our other employees. We will not pay additional compensation to our directors, officers or our other employees for these services.

Voting Information

Who may vote?  You may vote if you owned shares of our common stock at the close of business on April 16, 2008. You may vote each share that you owned on that date on each matter presented at the meeting. As of April 16, 2008, we had 4,094,328 shares outstanding entitled to one vote per share.

What am I voting on?  You are voting on:

•	the election of two directors for a three year term;

•	the ratification of Stonefield Josephson, Inc. as our independent auditors for fiscal year 2008; and

•	any other business a stockholder properly brings before the meeting.

What vote is required to pass an item of business?  A majority of our outstanding shares of common stock entitled to vote must be present in person or represented by proxy to hold the meeting.

If you hold shares through an account with a bank or broker, the bank or broker may vote your shares on some routine matters even if you do not provide voting instructions. Brokerage firms have the authority to vote shares on routine matters for which their customers do not provide voting instructions. The election of directors and the ratification of Stonefield Josephson, Inc. as our independent auditors for fiscal year 2008 are considered routine matters. When a proposal is not routine and the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that proposal. Those shares are considered “broker non-votes.”

Proposal 1 — Election of Directors

A plurality of the votes of our common stock entitled to vote and present in person or represented by proxy is required to elect a director. In the election of directors, you may vote for the director or you may withhold your vote. Withheld votes will be excluded from the vote and will have no effect on the outcome of the elections. If any nominee becomes unavailable for any reason, or if a vacancy should occur before the election, which we do not anticipate, the proxies will vote your share for another person in their discretion.

Proposal 2 — Ratification of Stonefield Josephson, Inc. as Independent Auditors for Fiscal Year 2008

Ratification of the appointment of Stonefield Josephson, Inc. as our independent auditors for fiscal year 2008 requires the affirmative vote of a majority of our common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will count as votes “against” the proposal.

Unless you specify otherwise when you submit your proxy, the proxies will vote your shares of common stock “for” proposals 1 and 2.

How do I vote?  There are three ways to vote by proxy:

•	by calling the toll free telephone number on the proxy;

•	by using the Internet; or

•	by returning the enclosed letter proxy in the envelope provided.

Voting Via the Internet or by Telephone

You may grant a proxy to vote your shares by means of the telephone or on the Internet. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, if the proxy contains or is submitted with information from which the inspectors of election can determine that the proxy was authorized by you.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow you to grant a proxy to vote your shares and to confirm that your instructions have been recorded properly. If you are granting a proxy to vote via the Internet, you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that you will be responsible for paying.

For Shares Registered in Your Name

Stockholders of record may grant a proxy to vote shares of our common stock by using a touch-tone telephone to call 1-800-560-1965 or via the Internet by accessing the website www.eproxy.com/lgbt. You will be required to enter a series of numbers that are located on your proxy card and the last four digits of your social security number or tax identification number. If voting via the Internet, you will then be asked to complete an electronic proxy card. Your votes will be generated on the computer screen and you will be prompted to submit or revise them as desired. Votes submitted by telephone or via the Internet must be received before 10:00 a.m., Pacific Time, on June 10, 2008. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in “street name” receive instructions for granting proxies from their banks, brokers or other agents, rather than our proxy card. A number of brokers and banks are participating in a program provided through Broadridge Investor Communication Solution (“Broadridge”) that offers the means to grant proxies to vote shares by means of the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may go to www.proxyvote.com to grant a proxy to vote your shares by means of the Internet. Votes submitted via the Internet must be received before 10:00 a.m., Pacific Time, on June 10, 2008. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting. A beneficial owner who wishes to vote at the meeting must have an appropriate proxy from his or her broker or bank appointing that beneficial owner as attorney-in-fact for purposes of voting the beneficially held shares at the meeting.

Can I revoke my proxy?  Yes. You can revoke your proxy by:

•	filing with our Corporate Secretary at our principal executive office, 1355 Sansome Street, San Francisco, California 94111, a written notice of revocation or a duly executed proxy bearing a later date, or

•	attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

If you wish to submit a proposal for inclusion in our proxy statement and form of proxy for our 2009 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission, you must do so by December 29, 2008. If you wish to submit proposals or director nominations that are not to be included in the proxy statement and proxy, you must deliver written notice to our Corporate Secretary at 1355 Sansome Street, San Francisco, California 94111 not earlier than the close of business on February 11, 2009 and not later than the close of business on March 13, 2009. Stockholders are also advised to review our bylaws and the federal proxy rules, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

Our restated certificate of incorporation and bylaws provide that our Board of Directors is divided into three classes, with each class having a three-year term. Only persons elected by a majority of the remaining directors may fill vacancies on our Board. A director elected by our Board to fill a vacancy in a class (including a vacancy created by an increase in the number of directors) will serve until the next election of the class for which this director has been elected and until his or her successor has been duly elected and qualified.

Our Board of Directors presently has six members and no vacancies. There are two directors in the class whose term of office expires in 2008: Phillip S. Kleweno and John E. Marcom, Jr. The Corporate Governance and Nominating Committee of our Board has nominated both Mr. Kleweno and Mr. Marcom to stand for reelection at the upcoming Annual Meeting. Mr. Kleweno is currently a director of PlanetOut who was previously appointed by our Board of Directors in February 2007 upon the recommendation of our chief executive officer made to the members of our Coporate Governance and Nominating Committee. Mr. Marcom is currently a director of PlanetOut who was previously appointed by our Board of Directors in October 2007 upon the recommendation of the Chairman of our Board of Directors made to the members of our Corporate Governance and Nominating Committee. If elected at the Annual Meeting, both Mr. Kleweno and Mr. Marcom would serve until the 2011 annual meeting and until his successor is elected and has qualified, or until his death, resignation or removal.

Each of our directors, other than Karen Magee, qualify as “independent” in accordance with the published listing requirements of the Nasdaq Stock Market. The Nasdaq independence definition includes a series of objective tests, such as that the director is not our employee and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities as they may relate to us and our management.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees. If either of the nominees should be unavailable for election as a result of an unexpected occurrence, the shares will be voted for the election of a substitute nominee that the Corporate Governance and Nominating Committee may propose. Each of the nominees has agreed to serve if elected, and the Corporate Governance and Nominating Committee and management have no reason to believe that either of the nominees will be unable to serve.

Nominees For Election For A Three-Year Term Expiring At The 2011 Annual Meeting:

Phillip S. Kleweno

Phillip S. Kleweno, 46, has served on our Board of Directors since February 2007. Prior to joining our Board of Directors, he was the President and Chief Executive Officer of Teleflora, LLC, a Los Angeles-based floral wire service and marketer of floral bouquets via the Internet, positions he held from May 2004 until July 2006. From May 2001 to April 2003, Mr. Kleweno was the President of Princess Cruises, a cruise line that markets, sells and delivers cruise vacations primarily to the North American market. Mr. Kleweno has also been a partner at Bain & Company, with industry expertise in areas including media, entertainment, travel and e-commerce, and holds a Bachelor of Science in Finance degree from Arizona State University and a Masters in Business Administration from the Harvard Business School.

John E. Marcom, Jr.

John E. Marcom, Jr., 50, has served on our Board of Directors since October 2007. Prior to joining our Board of Directors, he was the Senior Vice President, International Operations of Yahoo! Inc., a position he held from July 2003 until February 2007. From May 2002 to June 2003, Mr. Marcom was the President, Americas division of the Financial Times, the world’s leading global business daily newspaper. Mr. Marcom has also served as the Senior Vice President, Worldwide Revenue and Media Strategies at Atom Entertainment Inc. (acquired by Viacom Inc. in September 2006), a leading entertainment provider for businesses and consumers in emerging media channels and has extensive print media experience from his seven years at Time Warner Inc. in roles such as President, Time Inc. International, President, Time Inc. Asia and Publisher, Time Asia. Mr. Marcom holds a Bachelor of Arts in Economics from Princeton University and a Masters in Business Administration from INSEAD (European Institute of Business Administration).

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

Directors Continuing In Office Until The 2009 Annual Meeting:

H. William Jesse, Jr.

H. William Jesse, Jr., 56, served as the Chairman of our Board of Directors from July 2006 to August 2007 and has served on our Board of Directors since April 2001. Mr. Jesse is Chairman and Chief Executive Officer of Jesse Capital Management, Inc., an investment firm he founded in 1998 and is also Chairman and Chief Executive Officer of Modern Yachts, Inc., a design firm he founded in 2000. In 1986, Mr. Jesse founded Jesse.Hansen&Co, a strategic and financial advisory firm. He served as its Chairman from 1986 until 2004 and as President from 1986 until 1998. Mr. Jesse sits on the board of directors of Peets Coffee and Tea, Inc., and a number of private companies. Mr. Jesse has decided not to stand for reelection to Peets’ board of directors and his current term there will expire on May 23, 2008. Mr. Jesse holds a B.S. in Economic Statistics and Finance and a M.S. in Operations Research from Lehigh University and a M.B.A. from the Harvard Business School.

Karen Magee

Karen Magee, 47, has served on our Board of Directors since September 2003 and as our Chief Executive Officer since July 2006. Ms. Magee served as Senior Vice President of Strategic Planning for Time Warner from April 2004 to March 2006. She served as Vice President of Strategic Planning for Time Inc. from February 2001 until April 2004. From February 1996 until February 2001, she was with TIME magazine where she served as

General Manager for four years and more recently as Vice President of Consumer Marketing. Ms. Magee sits on the Princeton University Board of Trustees and previously served as Co-Chair of the GLAAD board of directors. Ms. Magee holds a B.S.E. from Princeton University and a M.B.A. from the Wharton School of the University of Pennsylvania.

Directors Continuing In Office Until The 2010 Annual Meeting:

Jerry Colonna

Jerry Colonna, 44, has served on our Board of Directors since April 2001. From January 2002 until December 2002, Mr. Colonna was a partner with J.P. Morgan Partners, LLC, the private equity arm of J.P. Morgan Chase & Co. From 1996 through 2001, Mr. Colonna was a partner with Flatiron Partners, an investment company which he co-founded. Mr. Colonna sits on the board of directors of a number of private companies as well as a number of non-profit organizations including the Kripalu Center for Yoga and Health and the Shambhala Mountain Center. Mr. Colonna holds a B.A. in English Literature from Queens College at the City University of New York.

Stephen B. Davis

Stephen B. Davis, 50, has served on our Board of Directors since October 2007. Prior to joining our Board of Directors, he was the Chief Executive Officer of Corbis Corporation, the Seattle-based global leader in creating, sourcing and distributing imagery and related services to publishers, advertising and design agencies and other creative professionals and emerging markets, a position he held since 1993. Mr. Davis holds a Bachelor of Arts in Politics and Religion from Princeton University, a Master of Arts in Chinese Studies from the University of Washington, and a Juris Doctor from the Columbia University School of Law.

Board Committees And Meetings

During the fiscal year ended December 31, 2007, our Board of Directors held 22 meetings and acted by unanimous written consent once. Our Board has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

During the fiscal year ended December 31, 2007, all directors attended at least 75% of the total meetings of our Board and committees on which each director served and which were held during the period the director was a director or committee member.

It is our policy that all directors are encouraged to attend our Annual Meetings of Stockholders in person. Last year, Ms. Magee and Mr. Kleweno attended the annual meeting.

Audit Committee

From January through February 2007, the Audit Committee was composed of Mr. Jesse, Rob King and Allen Morgan, each of whom was a non-employee member of our Board during the time of their service on the Audit Committee. In February 2007, when Mr. Morgan resigned from our Board and each committee of our Board on which he served, including the Audit Committee, Mr. Kleweno replaced Mr. Morgan on the Audit Committee. Mr. Kleweno is also a non-employee member of our Board. In October 2007, when Mr. King resigned from our Board and each committee of our board on which he served, including the Audit Committee, Mr. Marcom replaced Mr. King on the Audit Committee. Mr. Marcom is also a non-employee member of our Board.

Our Board has determined that each member of the Audit Committee meets the requirements for independence under the current requirements of the Nasdaq Stock Market and SEC rules and regulations. Mr. Jesse is the Chair of the Audit Committee and our Board has determined that he is the “audit committee financial expert,” as that term is defined under the SEC rules. The Audit Committee met 11 times during the last fiscal year and did not act by unanimous written consent. The Audit Committee has a written charter, which can be viewed on our corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section and was filed with our proxy statement for our 2005 annual meeting.

The Audit Committee is responsible for overseeing the preparation of reports, statements or charters as may be required by the Nasdaq Stock Market or federal securities laws, as well as, among other things: (i) overseeing and monitoring (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (c) our independent auditors’ engagement, qualifications, independence, compensation and performance, and (d) our internal accounting and financial controls; (ii) preparing the report that SEC rules require be included in our annual proxy statement; (iii) providing our Board with the results of its monitoring and recommendations; and (iv) providing to our Board additional information and materials as it deems necessary to make our Board aware of significant financial matters that require the attention of our Board.

Compensation Committee

From January through February 2007, the Compensation Committee was composed of Mr. Colonna and Mr. Morgan, each of whom was a non-employee member of our Board during the time of their service on the Compensation Committee. In February 2007, when Mr. Morgan resigned from our Board and each committee of our Board on which he served, including the Compensation Committee, Mr. King replaced Mr. Morgan on the Compensation Committee. Mr. King was a non-employee member of our Board during the time of his service on the Compensation Committee. In October 2007, when Mr. King resigned from our Board and each committee of our board on which he served, including the Compensation Committee, our Board of Directors voted to increase the size of the Compensation Committee from two directors to three. Mr. Marcom replaced Mr. King on the Compensation Committee and Mr. Davis was appointed to the newly created seat on the Compensation Committee. Mr. Marcom and Mr. Davis are both non-employee members of our Board.

Our Board has determined that each member of the Compensation Committee meets the requirements for independence under the current requirements of the Nasdaq Stock Market and SEC rules and regulations. Each member of the Compensation Committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986 and is a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934. The Compensation Committee met seven times during the last fiscal year and did not act by unanimous written consent. The Compensation Committee has a written charter, which can be viewed on our corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section.

Under its charter, the Compensation Committee has the following scope and authority:

•	review, modify (as needed) and approve our overall compensation strategy and policies,

•	review and approve a compensation package for, in its sole discretion, our chief executive officer and evaluate our chief executive officer’s performance in light of relevant corporate performance goals and objectives,

•	review and approve the corporate performance goals and objectives of our other executive officers,

•	with respect to directors and executive officers, review and approve grants and awards under our stock option plans and similar programs,

•	if delegated by the Board, administer our equity compensation plans with respect to all eligible participants,

•	annually review and approve our organizational structure, succession plans for executive officers and programs to encourage development of individuals to assume positions of higher responsibility,

•	prepare and review any report required by SEC rules and regulations to be included in the proxy statement, and

•	review, discuss and assess its own performance.

When reviewing our overall compensation strategy and policies, the Compensation Committee reviews performance goals and objectives relating to compensation, reviews and advises the Board concerning regional and industry-wide compensation practices and trends to assess the adequacy and competitiveness of our executive compensation programs among comparable companies in our industry, and reviews the terms of any employment agreement, severance agreement and change of control protections for our executive officers.

The Compensation Committee has the ability to delegate its authority to administer equity compensation plans as it determines is appropriate. The Compensation Committee has delegated to our Chief Executive Officer the authority to make grants of up to 1,000 stock options and up to 400 shares of restricted stock to non-executive employees and consultants.

The chief executive officer and the chief financial officer may attend any meeting of the Compensation Committee unless the Compensation Committee determines that there are portions of the meetings where her, his or their presence would be inappropriate. With respect to other executive officers, the Compensation Committee considers recommendations from the chief executive officer regarding total compensation for executive officers. Those recommendations include salary increases or target incentive award opportunities, based on her evaluation of their performance, job responsibilities, and leadership roles within the company. While the Compensation Committee considers these recommendations for the chief executive officer’s direct reports, the committee does not delegate authority for compensation decisions relating to the chief executive officer and the other executive officers as determined by the committee and the full Board of Directors.

Corporate Governance and Nominating Committee

From January through February 2007, the Corporate Governance and Nominating Committee was composed of Mr. Jesse and Mr. Morgan, each of whom was a non-employee member of our Board during the time of their service on the Corporate Governance and Nominating Committee. In February 2007, when Mr. Morgan resigned from our Board and each committee of our Board on which he served, including the Corporate Governance and Nominating Committee, Mr. Kleweno replaced Mr. Morgan on the Corporate Governance and Nominating Committee. Mr. Kleweno is a non-employee member of our Board. In October 2007, our Board of Directors voted to increase the size of the Corporate Governance and Nominating Committee from two directors to three. Mr. Davis was appointed to the newly created seat on the Corporate Governance and Nominating Committee. Mr. Davis is a non-employee member of our Board.

Our Board has determined that each member of the Corporate Governance and Nominating Committee meets the requirements for independence under the current requirements of the Nasdaq Stock Market and SEC rules and regulations. The Corporate Governance and Nominating Committee met four times during the last fiscal year and did not act by unanimous written consent. The Corporate Governance and Nominating Committee has a written charter, which can be viewed on our corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section.

The Corporate Governance and Nominating Committee is responsible for, among other things: (i) reviewing Board structure, composition and practices, and making recommendations on these matters to our Board; (ii) reviewing, soliciting and making recommendations to our Board and stockholders with respect to candidates for election to our Board; (iii) overseeing compliance with our Code of Conduct and Ethics; and (iv) overseeing compliance with corporate governance requirements.

Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our annual meeting of stockholders. To date, we have not received any suggestions from stockholders that the Corporate Governance and Nominating Committee consider a candidate for inclusion among the slate of nominees presented at our annual meeting of stockholders. The Corporate Governance and Nominating Committee will consider qualified candidates for director suggested by stockholders. Stockholders can suggest candidates by writing to the attention of our Corporate Secretary at 1355 Sansome Street, San Francisco, CA 94111. We will forward suggestions that we receive to the Corporate Governance and Nominating Committee for further review and consideration. Stockholder suggestions are encouraged to be submitted to our Corporate Secretary at least six months prior to the one-year anniversary of the Annual Meeting, to ensure time for meaningful consideration. See also the “Stockholder Proposals” section for applicable deadlines.

Although the Corporate Governance and Nominating Committee has not formally adopted minimum criteria for director nominees, the Committee does seek to ensure that the members of our Board possess both exemplary professional and personal ethics and values and an in-depth understanding of our business and industry. The Corporate Governance and Nominating Committee also believes in the value of professional diversity among members of our Board, and it feels that it is appropriate for members of our senior management to participate as members of our Board. The Corporate Governance and Nominating Committee requires that at least one member of our Board qualify as an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our Board meet the definition of independence under the Nasdaq Stock Market rules.

The Corporate Governance and Nominating Committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of the class of directors willing to continue in service. Current members of our Board with skills and experience that are relevant to our business and who are willing to continue to serve on our Board are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with the benefits of bringing on members with new perspectives. If any member of a class of directors does not wish to continue in service or if the Corporate Governance and Nominating Committee decides not to re-nominate a member of the class of directors for reelection, the Corporate Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above.

Code of Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our chief executive officer and senior financial officers, including our chief financial officer and controller, as well as all employees and directors. The Code of Business Conduct and Ethics can be viewed on our corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section. To the extent permitted by Nasdaq Stock Market rules, we intend to disclose any amendments to, or waivers from, the Code provisions applicable to our chief executive officer and senior financial officers, including our chief financial officer and controller, or with respect to the required elements of the Code on our corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section.

Communications with our Board of Directors

If you wish to communicate with our Board of Directors or with the independent directors as a group, you may send your communication in writing to our Corporate Secretary at 1355 Sansome Street, San Francisco, California 94111. You must include your name and address and indicate whether you are a stockholder of the company. Our Corporate Secretary will compile all communications, summarize all lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. For example, our Corporate Secretary will forward stockholder communications recommending potential director nominees to the chairperson of the Corporate Governance and Nominating Committee. Our Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within PlanetOut for resolution. In this case, our Corporate Secretary will retain a copy of the communication for review by any director upon his or her request. This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS1

The Audit Committee of our Board of Directors provides assistance to our Board in fulfilling its obligations with respect to matters involving our accounting, auditing, financial reporting and internal control functions. Among other things, the Audit Committee reviews and discusses with management and with Stonefield Josephson, Inc., our independent auditors, the results of our year-end audit, including the audit report and audited financial statements.

1 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing

In connection with our audited financial statements for the fiscal year ended December 31, 2007, the Audit Committee reviewed and discussed the audited financial statements with management, and discussed with Stonefield Josephson, Inc. the matters required to be discussed by Auditing Standards No. 61, as amended, AICPA Professional Standards Vol. 1, AU § 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received the written disclosures and the letter from Stonefield Josephson, Inc. required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees as adopted by the Public Company Accounting Oversight Board in Rule 3600T and discussed with Stonefield Josephson, Inc. their independence. The Audit Committee has determined that the provision of non-audit services rendered by Stonefield Josephson, Inc. to PlanetOut is compatible with maintaining the independence of Stonefield Josephson, Inc.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

The Audit Committee has a written charter, which can be viewed on our corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section. A copy of the Audit Committee charter is also available upon request addressed to our Corporate Secretary at our corporate address.

During the 2007 fiscal year, the Audit Committee met with management and Stonefield Josephson, Inc. and received the results of their audit examination, evaluations of our internal controls and the overall quality of our financial organization and financial reporting. The Committee believes that a candid, substantive and focused dialogue with the independent auditors is fundamental to the Committee’s responsibilities. To support this belief, the Committee periodically meets separately with the independent auditors without the members of management present.

Audit Committee

H. William Jesse, Jr., Chair
Phillip S. Kleweno
John E. Marcom, Jr.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has selected Stonefield Josephson, Inc. (“Stonefield”) as our independent auditors for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Stonefield has served as our independent auditors since fiscal year 2005. Representatives of Stonefield are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents nor law require stockholder ratification of the selection of Stonefield as our independent auditors. However, our Board is submitting the selection of Stonefield to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Board will reconsider whether or not to retain that firm. Even if the selection is ratified, our Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our and our stockholders’ best interests.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Stonefield.

OUR BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THE RATIFICATION OF STONEFIELD AS OUR INDEPENDENT
AUDITORS FOR FISCAL YEAR 2008

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

During the last two fiscal years ended December 31, 2006 and December 31, 2007, the aggregate fees paid to Stonefield for the professional services rendered for the audit of our annual financial statements and for the reviews of the financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years were $672,585 and $698,160, respectively.

Audit-Related Fees

“Audit-related” fees include fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements.

There were no audit-related fees paid to Stonefield for services related to the performance of their audit and review of financial statements that are not included in “audit fees” above for the fiscal years ended December 31, 2006 or December 31, 2007.

In addition, during the last two fiscal years ended December 31, 2006 and December 31, 2007, we paid PricewaterhouseCoopers LLP (“PwC”), our former auditors, $25,000 and $45,000, respectively, for audit-related services related to issuance of their consents.

Tax Fees

Tax fees include fees for tax compliance, tax advice and tax planning services. The aggregate fees paid to PricewaterhouseCoopers LLP for these services were $81,900 and $106,480 for the fiscal years ended December 31, 2006 and December 31, 2007, respectively. No tax fees were paid to Stonefield.

All Other Fees

Other than those described above, during the last two fiscal years ended December 31, 2006 and December 31, 2007, approximately $4,155 and zero, respectively, were paid to Stonefield for their advisory services.

Pre-Approval Policies And Procedures

The Audit Committee meets with our independent auditors to approve the annual scope of accounting services to be performed, including all audit and non-audit services, and the related fee estimates. The Audit Committee also meets with our independent auditors, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. As appropriate, management and our independent auditors update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved.

Under its charter, the Audit Committee has the authority and responsibility to review and approve the retention of our independent auditors to perform any proposed permissible non-audit services. To date, all audit and non-audit services provided by Stonefield have been pre-approved by the Audit Committee in advance.

Auditors’ Independence

The Audit Committee has determined that the rendering of all the services described above by Stonefield was compatible with maintaining the auditors’ independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The table below sets forth information regarding the beneficial ownership of our common stock as of March 1, 2008 by: (i) each person or entity known by us to own beneficially more than 5% of our outstanding shares of common stock; (ii) each executive officer named in the Summary Compensation Table; (iii) each director and nominee for director; and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options, warrants or other convertible securities held by that person that are exercisable within 60 days of March 1, 2008. The percentage of beneficial ownership is based on 4,096,205 shares outstanding as of March 1, 2008.

	Beneficial Ownership(1)
	Number of	Percent of
Name and Address of Beneficial Owner	Shares	Total

Greater than 5% Stockholders
T. Rowe Price Associates, Inc.(2)	567,614	13.86%
100 East Pratt Street Baltimore, MD 21202
S.F. Capital Partners Ltd.(3)	555,485	13.56%
c/o Stark Investments 3600 South Lake Drive St. Francis, WI 53235
Cascade Investment, L.L.C.(4)	521,739	12.74%
2365 Carillon Point Kirkland, WA 98033
Austin W. Marxe and David M. Greenhouse(5)	511,038	12.48%
153 East 53rd Street New York, NY 10022
PAR Investment Partners, L.P.(6)	237,098	5.79%
One International Place, Suite 2401 Boston, MA 02110
Herbert A. Allen III(7)	222,663	5.44%
711 Fifth Avenue New York, NY 10022
Mayfield(8)	222,590	5.43%
2800 Sand Hill Road, Suite 250 Menlo Park, CA 94025
Officers and Directors
Karen Magee(9)	41,894	1.02%
Bill Bain(10)	5,000	*
Daniel Steimle	0	*
Jeffrey T. Soukup(11)	10,682	*
Daniel J. Miller	3,000	*
Jerry Colonna(12)	2,958	*
H. William Jesse, Jr.(13)	23,724	*
Phillip Kleweno(14)	800	*
John Marcom(15)	600	*
Stephen B. Davis(16)	600	*
All executive officers and directors as a group (10 persons)(17)	89,258	2.18%

*	Less than 1.0%

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the principal address of each of the stockholders named in this table is: c/o PlanetOut Inc., 1355 Sansome Street, San Francisco, California 94111.

(2)	Includes 471,430 shares held by T. Rowe Price Media & Telecommunications Fund, Inc.

(3)	The shares are held directly by SF Capital Partners Ltd. Messrs. Michael A. Roth and Brian J. Stark are the Managing Members of Stark Offshore Management, LLC, which acts as an investment manager and has sole power to direct the management of SF Capital. Through Stark Offshore, Messrs. Roth and Stark possess voting and dispositive power over the shares but disclaim beneficial ownership thereof.

(4)	Based on a Form 3 filed on July 9, 2007, William H. Gates III exercises voting and investment control over the shares held by Cascade Investment, L.L.C.

(5)	Includes 85,921 shares held by Special Situations Cayman Fund, L.P. and 425,117 shares held by Special Situations Fund III QP, L.P. Messrs. Marxe and Greenhouse are the controlling principals of AWM Investment Company, Inc., the general partner of and investment adviser to Special Situations Cayman Fund, L.P. AWM also serves as the general partner of MGP Advisers Limited Partnership, the general partner of Special Situations Fund III Q.P., L.P.

(6)	The general partner of PAR Investment Partners, L.P. is PAR Group, L.P. and PAR Capital Management, Inc. is its general partner.

(7)	Includes 156,593 shares held by Allen & Company LLC, 52,045 shares held by Allen SBH II, LLC and 14,025 shares held by HAGC Partners, L.P. Herbert A. Allen III, as President of Allen & Company LLC, as President of Allen SBH II, LLC and as President of the general partner of HAGC Partners, L.P. may be deemed to be a member of a group with such entities and to beneficially own the shares held directly by each of such entities. Mr. Allen and such entities disclaim that Mr. Allen and such entities constitute a group for purposes of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Further, Mr. Allen disclaims beneficial ownership of the shares of PlanetOut common stock held by these entities except to the extent of his pecuniary interest.

(8)	Includes 91,484 shares held by Mayfield X, a Delaware limited partnership, 105,952 shares held by Mayfield X Management, L.L.C., 5,343 shares held by Mayfield X Annex, a Delaware limited partnership, 5,343 shares held by Mayfield X Annex Management, L.L.C., 3,523 shares held by Mayfield Associates Fund V, a Delaware limited partnership and 10,945 shares held by Mayfield Principals Fund, a Delaware limited liability company. Also includes 1,636 shares of common stock issuable upon exercise of options, all of which are fully vested, beneficially held by Mayfield X Management, L.L.C. Mayfield X Management, L.L.C. is the general partner of Mayfield X, Mayfield Associates Fund V and Mayfield Principals Fund. Mayfield X Annex Management, L.L.C. is the general partner of Mayfield X Annex. Mr. Morgan, one of our former directors, is a managing director of Mayfield X Management, L.L.C. and Mayfield X Annex Management, L.L.C., and disclaims beneficial ownership of shares held directly by Mayfield X, Mayfield X Annex, Mayfield Associates Fund V and Mayfield Principals Fund, except to the extent of his pecuniary interest.

(9)	Includes 1,085 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2008. Also includes 37,086 shares subject to forfeiture within 60 days of March 1, 2008.

(10)	Includes 2,500 shares subject to forfeiture within 60 days of March 1, 2008.

(11)	Includes 1,840 shares held jointly with Mr. Soukup’s life partner.

(12)	Includes 2,558 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 1, 2008, all of which are fully vested. Also includes 50 shares subject to forfeiture within 60 days of March 1, 2008.

(13)	Includes 5,427 shares held in a retirement account for Mr. Jesse’s benefit. Also includes 1,894 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 1, 2008, all of which are fully vested and subject to a resale restriction which lapses on the same vesting schedule as the original option grant. Also includes 50 shares subject to forfeiture within 60 days of March 1, 2008.

(14)	Includes 450 shares subject to forfeiture within 60 days of March 1, 2008.

(15)	Includes 500 shares subject to forfeiture within 60 days of March 1, 2008.

(16)	Includes 500 shares subject to forfeiture within 60 days of March 1, 2008.

(17)	Includes all of the shares referenced in notes (9) through (16) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are currently no transactions between PlanetOut and its executive officers, directors and the beneficial owners of 5% or more of its voting securities and certain persons affiliated with or related to these persons, including family members. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to those securities.

Indemnification

Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and hold directors’ and officers’ liability insurance. In addition, our certificate of incorporation limits the personal liability of our Board members for breaches by the directors of their fiduciary duties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

COMPENSATION OF DIRECTORS

Prior to December 22, 2005, we did not pay any cash compensation to the members of our Board of Directors, except for reimbursing our non-employee directors for reasonable travel expenses incurred in connection with attendance at Board and committee meetings. Effective December 22, 2005, we adopted a director compensation program that, in addition to reimbursing our non-employee directors for travel expenses incurred in connection with their attendance at Board and committee meetings, also provides our directors with cash and equity compensation.

The following table details the total compensation earned by our non-employee directors in 2007:

	Fees Earned or	Stock
Name	Paid in Cash	Awards(1)		Total

H. William Jesse, Jr.	$20,000	$8,130	(2)	$28,130
Jerry Colonna	15,000	8,130	(3)	23,130
Robert W. King(a)	11,000	8,130	(4)	19,130
Allen Morgan(b)	2,000	3,335	(5)	5,335
Phillip S. Kleweno(c)	17,000	7,490	(6)	24,490
John E. Marcom(d)	3,000	462	(7)	3,462
Stephen B. Davis(e)	3,000	462	(7)	3,462
Lowell Selvin(f)	7,000	—		7,000

(a)	Mr. King resigned from our Board effective October 25, 2007.

(b)	Mr. Morgan resigned from our Board effective February 26, 2007.

(c)	Mr. Kleweno joined our Board effective February 22, 2007.

(d)	Mr. Marcom joined our Board effective October 25, 2007.

(e)	Mr. Davis joined our Board effective October 25, 2007.

(f)	Mr. Selvin retired from our Board effective June 13, 2007.

(1)	Represents FAS 123R value of annual grants of 200 restricted shares to existing board members and intial grants of 600 shares to new Board members. The annual grants of 200 shares vest quarterly in the first open window of the quarter beginning with the first quarter following the Annual Meeting of Stockholders. 50 shares of the intial grants of 600 shares vest each quarter on the first day of the open trading window, beginning with the opening of the first trading window subsequent to the director’s appointment to the Board. For additional information on the valuation assumptions with respect to these grants, refer to note 10 to our financial statements in our Form 10-K for the year ended December 31, 2007, as filed with the SEC. These amounts represent our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the directors.

(2)	Mr. Jesse holds options to purchase 1,894 shares of our common stock, all of which were vested as of December 31, 2007. Mr. Jesse also holds 400 shares of restricted stock, of which 300 shares were vested as of December 31, 2007, with the remaining 100 shares vesting quarterly in increments of 50 shares.

(3)	Mr. Colonna holds options to purchase 2,558 shares of our common stock, all of which were vested as of December 31, 2007. Mr. Colonna also holds 400 shares of restricted stock, of which 300 shares were vested as of December 31, 2007, with the remaining 100 shares vesting quarterly in increments of 50 shares.

(4)	Mr. King holds 250 shares of restricted stock which had vested as of October 25, 2007, the date of his resignation from our Board.

(5)	Mr. Morgan also holds 150 shares of restriced stock which had vested as of February 26, 2007, the date of his resignation from our Board.

(6)	Mr. Kleweno also holds 800 shares of restricted stock, of which 250 shares were vested as of December 31, 2007. Of the remaining 550 shares, 100 shares vest each of the first two quarters of 2008 and 50 shares vest each quarter thereafter.

(7)	Mr. Marcom and Mr. Davis each holds 600 shares of restricted stock, of which 50 shares were vested as of December 31, 2007, with the remaining 550 shares vesting quarterly in increments of 50 shares.

Cash Compensation

Each non-employee director receives a quarterly cash retainer of $3,000 and a $1,000 payment for each all-day board meeting attended in person. The Chairperson of the Audit Committee receives an additional quarterly payment of $1,250 and the Chairpersons of the Compensation Committee and the Corporate Governance and Nominating Committee receive additional quarterly payments of $750. Further, effective as of the first business day of January 2007, and on the first business day of each January thereafter, each non-employee director who has attended 80% or more of all Board and applicable Committee meetings held during his or her tenure as a Board member during the prior calendar year receives a payment of $2,000.

Equity Compensation

Effective as of January 1, 2007, as of the date of first joining our Board, each non-employee director receives a grant of 600 restricted shares of our common stock (“Restricted Shares”), which vest quarterly over a three year period from the date of grant, with 1/12th of the Restricted Shares vesting on the first day after the date of grant on which our trading window opens pursuant to our Insider Trading Policy during each fiscal quarter, unless the trading window does not open during the quarter, in which case those Restricted Shares vest on the last business day immediately preceding the 16th day of the last month of that quarter. Three directors joined our Board in 2007: Mr. Kleweno, Mr. Marcom and Mr. Davis.

Effective as of December 22, 2005, each non-employee director, other than Ms. Magee (who was then a non-employee director but did not receive a grant because her employer at the time did not allow her to be compensated for her service on our Board), was granted a nonstatutory stock option to purchase up to 1,350 shares of our common stock. The options were 100% vested on the date of grant; provided, however, that a total of 300 of the shares that may be acquired upon exercise of the options were transferable, and the remaining 1,050 of the shares were nontransferable (with certain exceptions for transfer upon death or qualified domestic relations orders); provided, further however, that the 1,050 shares become transferable over a three year monthly schedule, such that 1/36th of the shares will become transferable each month following the date of grant. On January 26, 2006, Ms. Magee was granted a non-statutory stock option to purchase 1,350 shares of our common stock, 300 of which were vested on the date of grant and 1/36th of the remaining options vest monthly thereafter. We recognized $33,225 of stock-based compensation expense with respect to this stock option grant in 2006. For additional information with respect to Ms. Magee’s option and other compensation after Ms. Magee became our employee in July 2006, refer to the Summary Compensation Table.

In addition, each non-employee director receives an automatic annual grant of 200 restricted shares of our common stock on the date of our annual stockholder’s meeting, which vests quarterly over a one year period from the date of grant, with 1/4th of the restricted shares vesting on the first day after the date of grant on which our trading window opens pursuant to our Insider Trading Policy during each fiscal quarter, unless the trading window does not open during a quarter, in which case the restricted shares will vest on the last business day immediately preceding the 16th day of the last month of that quarter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee and none of our executive officers have a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides the total compensation paid to our chief executive officer, our next two most highly compensated executive officers other than the chief executive officer who were serving as executive officers on December 31, 2007, the end of our last completed fiscal year, and two former executive officers for the year ended December 31, 2007. These executives are referred to as our “named executive officers” elsewhere in this proxy statement.

					Stock		Option		All Other
		Salary	Bonus		Awards		Awards		Compensation		Total
Name and Principal Position	Year	($)	($)		($)		($)		($)		($)

Karen Magee(a)	2006	208,499	54,600	(1)	85,420	(2)	33,225	(3)	31,521	(4)	413,266
Chief Executive Officer	2007	390,000	132,600	(5)	223,295	(6)	16,760	(3)	186,546	(7)	949,201
Daniel E. Steimle(b)	2006	—	—		—		—		—		—
Interim Chief Financial	2007	83,300	—		—		—		538	(8)	83,838
Officer
William Bain(c)	2006	—	—		—		—		—		—
Chief Technology Officer	2007	220,673	90,625	(9)	84,219	(10)	—		8,680	(11)	404,197
Jeffrey T. Soukup(d)	2006	292,500	280,000	(12)	95,609	(13)	—		10,602	(11)	678,711
Former President and	2007	158,439	—		44,390	(13)	—		281,743	(14)	484,572
Chief Operating Officer
Daniel J. Miller(e)	2006	184,936	—		25,000	(15)	34,123	(16)	5,988	(11)	250,047
Former Senior Vice	2007	194,438	—		41,750	(17)	30,711	(16)	5,546	(11)	272,445
President and Chief Financial Officer

(a)	Ms. Magee’s employment began July 1, 2006.

(b)	Mr. Steimle’s services were retained beginning September 17, 2007.

(c)	Mr. Bain’s employment began February 14, 2007.

(d)	Mr. Soukup was promoted from Executive Vice President and Chief Operating Officer to President and Chief Operating Officer on June 29, 2006. Mr. Soukup’s employment terminated April 13, 2007.

(e)	Mr. Miller’s employment began February 28, 2006 and ended on September 28, 2007.

(1)	Represents accrual of a guaranteed minimum annual bonus through December 31, 2006 equal to one-half of 70% of 40% of Ms. Magee’s base salary.

(2)	Represents the FAS 123R value (with respect to the 2006 fiscal year) of the board of director annual grant of 200 restricted shares (which Ms. Magee received during her term as one of our non-employee directors), granted on June 14, 2006, which vest quarterly over two years, and the FAS 123R value (with respect to the 2006 fiscal year) of 9,000 restricted shares granted on July 1, 2006, which vest in four annual installments. For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 10 to our financial statements in our Form 10-K for the year ended December 31, 2007, as filed with the SEC.

(3)	Represents the FAS 123R value (with respect to both the 2006 and 2007 fiscal years) of a nonstatutory stock option to purchase 1,350 shares of our common stock granted on January 26, 2006, 300 shares of which was fully vested on the date of grant and 1,050 shares of which vests monthly over three years. This option was granted to Ms. Magee during her term as one of our non-employee directors.

(4)	Includes $8,000 in board of director fees earned and paid in 2006 prior to Ms. Magee becoming one of our employees; 401(k) plan matching contributions, COBRA reimbursements, paid parking, and, in connection with paid parking and certain group life insurance benefits, an additional cash payment so that these benefits are provided to Ms. Magee on a tax-neutral basis. Also included is a $16,875 reimbursement of moving-related expenses.

(5)	Represents accrual of a guaranteed minimum annual bonus for fiscal 2007 equal to 70% of 40% of Ms. Magee’s base salary plus $23,400 paid out with respect to fiscal 2006 which was in addition to the amount accrued for fiscal 2006 in note 1.

(6)	Represents the FAS 123R value (with respect to the 2007 fiscal year) of the board of director annual grant of 200 restricted shares (which Ms. Magee received during her term as one of our non-employee directors), granted on June 14, 2006, which vest quarterly over two years, the FAS 123R value (with respect to the 2007 fiscal year) of 9,000 restricted shares granted on July 1, 2006, which vest in four annual installments, the FAS 123R value (with respect to the 2007 fiscal year) of 30,000 restricted shares granted on June 28, 2007, which vest in three annual installments and the FAS 123R value (with respect to the 2007 fiscal year) of 1,348 restricted shares granted on September 4, 2007 which vest in four quarterly installments. For additional information on the valuation assumptions with respect to the 2007 grants, refer to note 10 to our financial statements in our Form 10-K for the year ended December 31, 2007, as filed with the SEC.

(7)	Includes 401(k) plan matching contributions, paid parking, and, in connection with paid parking and certain group life insurance benefits, an additional cash payment so that these benefits are provided to Ms. Magee on a tax-neutral basis. Also included is a $178,125 reimbursement of moving-related expenses.

(8)	Includes value of paid parking benefits.

(9)	Represents a one-time bonus of $25,000 paid per Mr. Bain’s initial compensation agreement plus an accrual of a guaranteed bonus payment of $75,000 in connection with Mr. Bain’s initial compensation agreement.

(10)	Represents the FAS 123R value of 5,000 shares granted on March 13, 2007 which vest in two annual installments.

(11)	Includes 401(k) plan matching contributions, paid parking, and, in connection with paid parking and certain group life insurance benefits, an additional cash payment so that these benefits are provided on a tax-neutral basis.

(12)	Represents a retention bonus paid in December 2006.

(13)	Represents the FAS 123R value (with respect to both the 2006 and 2007 fiscal years) of 4,000 restricted shares granted on July 27, 2006; 1,000 shares vested on January 1, 2007 and 500 shares vested on July 1, 2007. 500 shares were to vest each July 1 and January 1 thereafter through January 1, 2010. Mr. Soukup’s employment terminated April 13, 2007. In connection with his separation and release agreement, he received an additional twelve months of vesting on the July 27, 2006 award.

(14)	Includes $220,000 for eight months of severance payments and a $50,000 one-time payment in connection with Mr. Soukup’s separation and release agreement and includes 401(k) plan matching contributions, paid parking, and, in connection with paid parking and certain group life insurance benefits, an additional cash payment so that these benefits were provided to Mr. Soukup on a tax-neutral basis.

(15)	Represents the FAS 123R value (with respect to the 2006 fiscal year) of 500 restricted shares granted on July 27, 2006 which vested in fiscal 2007.

(16)	Represents the FAS 123R value (with respect to both the 2006 and 2007 fiscal years) of a non statutory stock option to purchase 3,200 shares of our common stock granted on February 28, 2006. 25% of the shares vested on the first anniversary of the date of grant and 1/48th of the shares vested monthly thereafter through September 28, 2007, the date Mr. Miller’s employment ended. This option expired unexercised 90 days after Mr. Miller’s departure.

(17)	Represents the FAS 123R value (with respect to the 2007 fiscal year) of 500 restricted shares granted on July 27, 2006 which vested in fiscal 2007 and the FAS 123R value (with respect to the 2007 fiscal year of 2,500 restricted shares granted on September 28, 2007 which vested in fiscal 2007.

Employment Agreements

Karen Magee:  Since 2003, Ms. Magee has served on our Board of Directors as a non-employee director and on July 1, 2006, she began her tenure as our Chief Executive Officer. The terms of her employment with us are set forth in her employment agreement dated June 20, 2006, as amended on June 28, 2007. In 2006, pursuant to Ms. Magee’s employment agreement, as an inducement to accept the Chief Executive Officer position, she was awarded 9,000 shares of restricted stock, which vest in four equal annual installments and are otherwise subject to all of the terms and conditions of our stockholder-approved equity incentive plan. The June 28, 2007 amendment to Ms. Magee’s employment agreement fixed the term of her employment agreement through June 30, 2010, granted her 30,000 shares of restricted stock, vesting annually over a three-year period, for purposes of retention and additional incentive and provided that any merit-based increases to which Ms. Magee was entitled in 2007 would be paid in shares of restricted stock rather than in cash. Ms. Magee’s base salary in 2007 was $390,000. She is generally eligible for an annual incentive bonus at a target level of 40% of her base salary based on the achievement of certain individual and performance goals. In 2007, no specific goals were set and no incentive bonus was earned. For 2007, Ms. Magee’s bonus was guaranteed at 70% of the target level of her annual incentive bonus. The bonus earned for 2007 was $109,200 and will be paid in 2008 in accordance with the terms of Ms. Magee’s employment agreement. Pursuant to the terms of her employment agreement, Ms. Magee also was reimbursed $178,125 for moving-related expenses. Ms. Magee is eligible for paid time off in accordance with our standard policy, is eligible to participate in all of our employee benefit plans in accordance with the terms and conditions of those plans and is eligible for a paid parking space.

Ms. Magee is eligible to receive certain severance and change in control benefits that are described on page 21 of this Proxy Statement.

Daniel E. Steimle:  On September 17, 2007, we retained the services of Daniel E. Steimle, our Interim Chief Financial Officer, through an executive services firm. Pursuant to our agreement with the executive services firm, we pay Mr. Steimle $23,800 per month in salary, but he is not entitled to receive any bonuses or equity incentive grants in connection with his provision of services as our Interim Chief Financial Officer. Mr. Steimle is, however, eligible for a paid parking space. The executive services firm also receives specified consideration as Mr. Steimle performs services for us.

Mr. Steimle is eligible to receive certain retention benefits that are described on page 21 of this Proxy Statement.

William Bain:  On February 14, 2007, William Bain was hired as our Chief Technology Officer. The terms of his employment with us are set forth in his employment agreement. Pursuant to his employment agreement, Mr. Bain’s base salary is $250,000 and he is eligible for and received a one-time signing bonus of $25,000. Mr. Bain is also eligible for and received, in February 2008, a one-time incentive bonus of $75,000 on the first anniversary of his employment with us. Mr. Bain is also eligible to receive an annual incentive bonus based on criteria established in advance by our chief executive officer and Board of Directors. However, in 2007 no such criteria were established and no such annual incentive bonus, other than the one-time incentive bonus discussed previously, was earned. On March 13, 2007, pursuant to his employment agreement, Mr. Bain also received a grant of 5,000 shares of restricted stock which vest annually over a two-year period on the anniversary of his employment with us. Mr. Bain is also eligible to participate in all of our employee benefit plans in accordance with the terms and conditions those plans and is eligible for a paid parking space.

Mr. Bain is eligible to receive certain severance, retention and change in control benefits that are described on pages 21-22 of this Proxy Statement.

Former Executive Officers

In 2007, our President and Chief Operating Officer and our Chief Financial Officer both left their employment with us. Pursuant to a severance and release agreement entered into in connection with the termination of his employment, our former President and Chief Operating officer received certain severance payments and other benefits.

Jeffrey T. Soukup:  Mr. Soukup, our former President and Chief Operating Officer, terminated employment with us on April 13, 2007. Through that date, he received his base salary and was eligible for paid time off in accordance with our standard policy, was eligible to participate in all of our employee benefit plans in accordance with the terms and conditions of those plans, was eligible to use personal life insurance and disability insurance to cover the approximate difference between our company-sponsored plan maximums and his base salary up to a cost of $100 per month for life insurance and $150 per month for disability insurance and was eligible for a paid parking space. Mr. Soukup was generally eligible for an annual incentive bonus at a target level equal to a minimum of 30% of his base salary based on the achievement of certain individual and corporate performance goals. However, in 2007 no performance goals were set and no performance bonus was earned. In connection with a separation and release agreement, Mr. Soukup received $270,000 in severance payments in 2007, representing eight months of his base salary, and a $50,000 one-time payment. Pursuant to the separation and release agreement, the vesting of Mr. Soukup’s unvested outstanding restricted stock and stock option awards was also accelerated such that he became vested in an additional number of shares subject to such restricted stock or stock option awards as if he had provided us with an additional twelve months of service. We are also paying the COBRA premiums for Mr. Soukup and his partner through May 1, 2008. Mr. Soukup remains subject to his proprietary information and inventions agreement with the company.

Daniel J. Miller:  Mr. Miller, our former Chief Financial Officer, resigned effective September 28, 2007. Through that date, he received his base salary and standard employee benefits. Mr. Miller also received a one-time performance-based grant of 2,500 shares of restricted stock which were fully-vested as of September 28, 2007, the date of grant. Mr. Miller received no severance or other benefits in connection with the termination of his employment. The terms of his employment with us were governed by his employment agreement. Mr. Miller’s base salary on his start date in February 2006 was $200,000 and was increased to $235,000 in July 2006. Mr. Miller also was generally eligible for an annual incentive bonus based on the achievement of certain individual and corporate performance goals. In 2006, however, no goals were set and no bonus was earned.

Also in 2006, the Compensation Committee, pursuant to his employment agreement, awarded Mr. Miller a stock option to purchase 3,200 shares of our common stock, which vests over four years (25% of the shares vest on the first anniversary of the date of grant and 1/48th of shares vested monthly thereafter through the date of his departure) and was otherwise subject to the all of the terms and conditions of our stockholder-approved equity incentive plan. This option expired unexercised after Mr. Miller’s departure. In July 2006, the Compensation Committee awarded Mr. Miller a grant of 500 shares of restricted stock, which vested on February 15, 2007. In addition, Mr. Miller was eligible for paid time off in accordance with our standard policy, with his initial accrual at the rate of 25 days per year. Mr. Miller was eligible to participate in all of our employee benefit plans in accordance with the terms and conditions of those plans and was eligible for a paid parking space.

Outstanding Equity Awards At Fiscal Year-End 2007

The following table provides information with respect to outstanding stock options and restricted stock for the named executive officers as of December 31, 2007.

	Option Awards					Stock Awards
	Number of		Number of			Number of		Market
	Securities		Securities			Shares or		Value of
	Underlying		Underlying			Unites of		Shares or
	Unexercised		Unexercised	Option		Stock that		Units of
	Option		Option	Exercise	Option	Have Not		Stock That
	(#)		(#)	Price	Exercise	Vested		Have Not
Name	Exercisable		Unexercisable	($)	Date	(#)		Vested ($)

Karen Magee	971	(1)	379	$82.00	01/26/16	6,750	(2)	$41,918
	—		—	—	—	30,000	(3)	186,300
	—		—	—	—	1,008	(4)	6,260
Daniel E. Steimle	—		—	—	—	—		—
William Bain	—		—	—	—	5,000	(5)	31,050
Jeffrey T. Soukup	—		—	—	—	—		—
Daniel J. Miller	—		—	—	—	—		—

(1)	300 of the shares subject to the option vested immediately on the date of grant of January 26, 2006, 1/36 of the remaining 1,050 shares vest monthly from date of grant.

(2)	2,500 shares vest annually on the anniversary date of hire of July 1, 2006.

(3)	1/3 of the shares vest annually on the first anniversary of date of the grant on June 28, 2007.

(4)	1/3 of the remaining shares at December 31, 2007 vest on January 1, 2008, April 1, 2008 and July 1, 2008.

(5)	2,500 shares vest annually on the anniversary date of hire of February 14, 2007, or the first date thereafter in an open window trading period.

Additional Information Related to Equity Compensation.

During 2007, none of the stock options granted to the named executive officers was repriced and none of the stock options or restricted stock awards was materially modified except for the acceleration of vesting of Mr. Soukup’s stock award in connection with his separation with his separation and release agreement. All stock options and restricted stock awards are granted pursuant to the terms and conditions of our stockholder approved equity incentive plan.

We use equity incentives, including stock options and restricted stock, as a vehicle to reward and retain named executive officers. Our philosophy in granting equity incentives is to encourage ownership of our stock as a means to align the interests of executives and stockholders. We believe that stock-based equity grants reinforce a long-term interest in our overall performance and encourage our named executive officers to manage our business with a view toward maximizing long-term stockholder value. The equity incentives we provide to our named executive officers include a mix of stock options and restricted stock.

In accordance with out stockholder-approved equity incentive plan, stock options are granted with an exercise price equal to 100% of the closing market price of our stock on the date of grant, and thus provide compensation to the named executive officer only to the extent that the market price of the stock increases between the date of grant and the date the option is exercised. The date of grant of each stock option is the date the Compensation Committee meets in person or by telephone to approve the grant. Generally, stock options granted to the named executive officers vest over a four-year period. Restricted stock awards generally vest quarterly or annually over a three-year or four-year period.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans and individual compensation arrangements in effect as of the end of the fiscal year ended December 31, 2007.

		(B)	(C)
		Weighted-	Number of Securities
	(A)	Average	Remaining Available for
	Number of Securities to	Exercise Price	Issuance Under Equity
	be Issued Upon	of Outstanding	Compensation Plans
	Exercise of Outstanding	Options,	(Excluding Securities
Plan Category	Options, Warrants and Rights	Warrants and Rights	Reflected in Column (A))(1)
	(In thousands)		(In thousands)

Equity compensation plans approved by security holders	216	$21.82	121
Equity compensation plans not approved by security holders	—	—	—

Total	216	$21.82	121

(1)	Our 2004 Equity Incentive Plan provides that the common stock issuable under the plan should not exceed in the aggregate 54,545 shares, plus an annual increase on the first day of our fiscal year for a period of ten years beginning January 1, 2005 equal to the lesser of (i) 4% of the shares of common stock outstanding on each such date (rounded down to the nearest whole share); (ii) 54,545 shares of common stock; or (iii) the number of shares determined by our Board prior to the first day of any fiscal year, which number should be less than each of (i) and (ii).

Severance and Change of Control Agreements

If Ms. Magee’s employment is terminated for any reason other than cause or permanent disability, or if she is constructively terminated, then, subject to signing a release of any claims she may have against PlanetOut, she will be entitled to continued payment of her then current base salary for twelve months, an amount equal to the average of her last two annual incentive bonuses paid during the 24 months prior to her termination of employment (paid ratably over twelve months), twelve months of accelerated vesting of her then unvested stock options and restricted stock awards, and if she elects COBRA continuation coverage after termination of employment, we will reimburse her for premium payments for up to twelve months. If Ms. Magee is terminated within 16 months following a change of control of PlanetOut for any reason (including constructive termination) other than cause or permanent disability, subject to signing a release, she will be entitled to receive continued payment of her then current base salary for a period of 24 months, an amount equal to two times her average bonus (paid ratably over 24 months), 24 months of accelerated vesting of her then unvested stock options and restricted stock awards, and if she elects COBRA continuation coverage after termination of employment, we will reimburse her for premium payments for up to 24 months.

We engage the services of Mr. Steimle, our Interim Chief Financial Officer, pursuant to an agreement with an executive services firm. We may terminate the agreement with the executive services firm at any time, with or without cause, on 30 days written notice. Mr. Steimle is entitled to receive continued payment of his then current base salary for the 30 day notice period, whether or not he performed services during the 30 day notice period. Mr. Steimle also participates in the retention portion of the severance and retention plan our Board of Directors adopted on January 11, 2008 in order to provide certain employees with an incentive to remain committed to us while we evaluate our strategic alternatives. Pursuant to this plan, Mr. Steimle is eligible to receive a payment of $100,000 if he continues to provide services to us through December 31, 2008 or a pro-rata portion of $100,000 if he is terminated without cause prior to December 31, 2008 and signs a release of any claims he may have against us. The pro-rata portion would be calculated by multiplying $100,000 by a fraction, the numerator of which is the number of Mr. Steimle’s full five-day work weeks of providing services to us in calendar year 2008 as of the date of his termination without cause, and the denominator of which is 52. A portion of this retention payment will be payable to the executive services firm through which we engage Mr. Steimle’s services.

If Mr. Bain’s employment is terminated for any reason other than cause or permanent disability, or if he is constructively terminated, then, subject to signing a release of any claims he may have again PlanetOut, he will be entitled to continued payment of his then current base salary for nine months, nine months of accelerated vesting of his then unvested stock options and restricted stock awards, and if he elects COBRA continuation coverage after termination of employment, we will reimburse him for premium payments for up to nine months. If Mr. Bain is terminated within 16 months following a change of control of PlanetOut for any reason (including constructive termination) other than cause or permanent disability, subject to signing a release, he will be entitled to receive continued payment of his then current base salary for a period of twelve months, accelerated vesting of his stock options or restricted stock awards so that they are fully vested, and if he elects COBRA continuation overage after termination of employment, we will reimburse his for premium payments for twelve months. Mr. Bain also participates in the retention portion of the severance and retention plan our Board of Directors adopted on January 11, 2008 in order to provide certain employees with an incentive to remain committed to us while we evaluate our strategic alternatives. Pursuant to this plan, Mr. Bain is eligible to receive a payment of $50,000 if he remains employed with us through December 31, 2008 or a pro-rata portion of $50,000 if he is terminated without cause prior to December 31, 2008 and signs a release of any claims he may have against us. The pro-rata portion would be calculated by multiplying $50,000 by a fraction, the numerator of which is the number of Mr. Bain’s full five-day work weeks of employment with us in calendar year 2008 as of the date of his termination without cause, and the denominator of which is 52.

Mr. Soukup’s employment terminated April 13, 2007 and he signed a release of any claims he may have had against PlanetOut. Pursuant to the release, Mr. Soukup received payment equivalent to eight months of his final base salary, a payment of $50,000, twelve months of accelerated vesting of his then unvested stock options or other equity securities, and payment of his and his partner’s premiums under COBRA for twelve months.

Mr. Miller voluntarily terminated his employment on September 28, 2007 and received no severance payments.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are PlanetOut stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to: Investor Relations, PlanetOut Inc., 1355 Sansome Street, San Francisco, California 94111, or contact our Investor Relations department at (415) 834-6340. We will promptly deliver upon written or oral request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the document was delivered. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of our Board of Directors

/s/  TODD A. HUGE
TODD A. HUGE
Secretary

San Francisco, California
April 28, 2008

Our annual report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC, is available at no charge to stockholders upon written request to us at Investor Relations, PlanetOut Inc., 1355 Sansome Street, San Francisco, California 94111. Copies may also be obtained without charge through our website at www.planetoutinc.com, as well as the SEC’s website at www.sec.gov.

PlanetOut Inc.
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, June 11, 2008
10:00 a.m. (P.T.)
1355 Sansome Street
San Francisco, California 94111

PlanetOut Inc.
1355 Sansome Street
San Francisco, California 94111	proxy

This Proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on June 11, 2008.
The undersigned stockholder of PlanetOut Inc., a Delaware corporation (the “Company”), revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 11, 2008, and the Proxy Statement, and appoints Karen Magee and Daniel E. Steimle, the Proxies of the undersigned, with full power of substitution, to vote all shares of common stock of the company that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at 1355 Sansome Street, San Francisco, California 94111 on Wednesday, June 11, 2008 at 10:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.
Our Board of Directors recommends a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made, this Proxy will be voted FOR the listed proposals.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE
AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE
See reverse for voting instructions.

There are three ways to vote your Proxy	COMPANY #

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 10:00 a.m. (PT) on June 10, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — www.eproxy.com/lgbt — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 10:00 a.m. (PT) on June 10, 2008.
•
Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PlanetOut Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
Please detach here
The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of two Class 1 directors to serve a three-year term expiring in 2011:	01 Phillip S. Kleweno 02 John E. Marcom, Jr.	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	A proposal to ratify the appointment of Stonefield Josephson, Inc. as PlanetOut’s independent public auditors for the fiscal year ending December 31, 2008.	☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ I plan to attend the meeting ☐	Date
Indicate changes below:

Signature(s) in Box
Please date and sign exactly as your name or names appear herein. For joint accounts, each owner should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.